Exhibit 99.1

MAGELLAN APPOINTS NEW CHIEF FINANCIAL OFFICER

AND TREASURER

PORTLAND, Me., August 3, 2010 – Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) (the “Company” or “Magellan”) announced the appointment of Antoine Lafargue as its new Chief Financial Officer (CFO) and Treasurer. Susan M. Filipos, who has been serving as the Company’s Interim Chief Financial Officer since April 30, 2010, will continue in her duties as the Company’s Controller.

William H. Hastings, President and Chief Executive Officer, stated: “It is an important step having Antoine join us as our new Chief Financial Officer and Treasurer. Antoine’s successful experience in our core oil and gas businesses and breadth of knowledge in all aspects of international corporate finance will help ensure a smooth transition of our financial leadership. I know he will bring considerable capital raising experience and management strength to our leadership team as we continue to pursue our key strategic objectives.”

Mr. Lafargue, age 35, has served in a number of senior financial management positions during a career in the United States and Europe. From July 2009 to July 2010, Mr. Lafargue served as the Chief Financial Officer of Falcon Gas Storage, a natural gas storage company based in Houston, TX. Prior to serving in that role, Mr. Lafargue served from 2006 to 2009 as a principal for Arcapita, a financial services firm based in London, focusing on investments in the energy and infrastructure sectors. From 2000 to 2006, Mr. Lafargue served in various financial and strategic advisory roles in the energy sector based in London working for Bank of America, Societe Generale, and Credit Suisse/Donaldson, Lufkin & Jenrette. Mr. Lafargue holds master’s degrees in Finance from the Ecole Superieure de Commerce de Paris and in Social and Political Sciences from the Institut d’Études Politiques, both located in France.

Mr. Lafargue’s appointments are conditioned upon receipt of a H-1B work visa which the Company sponsored for Mr. Lafargue. He will be based initially out of the Brisbane, Australia office of Magellan Petroleum Australia Limited (“MPAL”), the Company’s wholly-owned subsidiary, and will transfer to the Company’s headquarters office on October 1, 2010.

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For further information, please contact:

William H. Hastings, President and CEO, (207) 619-8501

Antoine Lafargue, Chief Financial Officer and Treasurer, (207) 619-8505

Forward- Looking Statements

Statements in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests; the extent of the recoverable reserves at those properties; the accuracy of reserve estimates; the completion of the planned Evans Shoal transaction; the success or occurrence of potential development and operational plans and opportunities for the Evans Shoal field; and the profitable integration of acquired businesses, including Nautilus Poplar LLC, into the Company’s operations. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

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